Exhibit 99.1
Post Holdings Reports Results for the First Quarter of Fiscal Year 2022
St. Louis - February 3, 2022 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today reported results for the first fiscal quarter ended December 31, 2021.
Highlights:
•First quarter net sales of $1.6 billion
•Operating profit of $128.7 million; net loss of $20.8 million and Adjusted EBITDA of $263.1 million
•Reaffirmed fiscal year 2022 Adjusted EBITDA (non-GAAP) guidance of $1.16-$1.20 billion
First Quarter Consolidated Operating Results
Net sales were $1,643.7 million, an increase of 12.7%, or $185.7 million, compared to $1,458.0 million in the prior year period, and included $97.8 million in net sales from acquisitions made in fiscal year 2021. More information on these acquisitions is discussed later in this release. Gross profit was $424.0 million, or 25.8% of net sales, a decrease of 6.9%, or $31.4 million, compared to $455.4 million, or 31.2% of net sales, in the prior year period. Results for the first quarter of 2022 reflect the ongoing volume demand recovery of the Foodservice segment and pricing actions across the business, which were more than offset by raw material and freight inflation and higher manufacturing costs. Labor shortages and supply chain disruptions continued to drive manufacturing inefficiencies during the first quarter of 2022, resulting in missed sales, declines in throughput and higher per unit product costs.
Selling, general and administrative (“SG&A”) expenses were $257.3 million, or 15.7% of net sales, an increase of 2.5%, or $6.2 million, compared to $251.1 million, or 17.2% of net sales, in the prior year period. Operating profit was $128.7 million, a decrease of 22.6%, or $37.6 million, compared to $166.3 million in the prior year period.
Net loss was $20.8 million, a decrease of 125.6%, or $102.0 million, compared to net earnings of $81.2 million in the prior year period. Net loss/earnings included the following:

	Three Months Ended December 31,
(in millions)	2021	2020
Expense (income) on swaps, net (1)	$36.9	$(41.6)
Equity method losses, net of tax	18.6	7.9
Net earnings attributable to noncontrolling interests (2)	11.6	9.8

(1) Discussed later in this release and was treated as an adjustment for non-GAAP measures.
(2) Primarily reflected the allocation of 28.8% and 69.0% of BellRing Brands, Inc.’s (“BellRing”) and Post Holdings Partnering Corporation’s (“PHPC”), respectively, consolidated net earnings to noncontrolling interest.

Diluted loss per common share was $0.25, compared to diluted earnings per common share of $1.21 in the prior year period. Adjusted net earnings were $18.4 million, or $0.29 per adjusted diluted common share, compared to $48.1 million, or $0.72 per diluted common share, in the prior year period.
Adjusted EBITDA was $263.1 million, a decrease of 7.5%, or $21.3 million, compared to $284.4 million in the prior year period. Adjusted EBITDA in the first quarter of 2022 and 2021 included an adjustment of $11.2 million and $9.5 million, respectively, primarily for the portion of BellRing’s and PHPC’s consolidated net earnings which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of BellRing and PHPC.

Recent Acquisitions and Divestiture
The below table lists Post’s recent acquisitions, including the acquisition date, the fiscal year in which the acquisition was completed and the segment in which the results of the acquisition are reported.

Acquisition	Acquisition Date	Fiscal Year	Segment
Private label ready-to-eat cereal business of TreeHouse Foods, Inc. (the “PL RTE Cereal Business”)	June 1, 2021	2021	Post Consumer Brands
Egg Beaters liquid egg brand (“Egg Beaters”)	May 27, 2021	2021	Refrigerated Retail
Almark Foods business and related assets (“Almark”)	February 1, 2021	2021	Foodservice and Refrigerated Retail
Peter Pan nut butter brand (“Peter Pan”)	January 25, 2021	2021	Post Consumer Brands
On December 1, 2021, Post sold the Willamette Egg Farms business (“Willamette”); its operating results were previously reported in the Refrigerated Retail segment.
Post Consumer Brands
North American ready-to-eat (“RTE”) cereal and Peter Pan nut butters.
For the first quarter, net sales were $507.3 million, an increase of 14.0%, or $62.3 million, compared to the prior year period, and included $65.5 million in combined net sales from the PL RTE Cereal Business and Peter Pan acquisitions. Volumes increased 7.7% (including a 1,640 basis point benefit from the PL RTE Cereal Business and Peter Pan). Excluding the benefit from acquisitions, volumes declined 8.7% primarily driven by (i) continuing broader softness across value and private label cereal products, (ii) lapping club promotional activity in the prior year period for Honey Bunches of Oats and (iii) losses resulting from the decision to exit certain low-margin private label business. Segment profit was $71.3 million, an increase of 1.1%, or $0.8 million, compared to the prior year period. Segment Adjusted EBITDA was $107.7 million, a decrease of 5.3%, or $6.0 million, compared to the prior year period.
Weetabix
Primarily U.K. RTE cereal and muesli.
For the first quarter, net sales were $118.6 million, an increase of 4.5%, or $5.1 million, compared to the prior year period, and reflected a foreign currency exchange rate tailwind of approximately 210 basis points. Volumes declined 4.4% as growth in new product introductions was offset by declines in all other products. These declines were driven by lapping increased purchases in the prior year period resulting from (i) increased at-home consumption in reaction to the COVID-19 pandemic and (ii) customers increasing inventory ahead of the completion of Brexit. Segment profit was $27.2 million, a decrease of 3.2%, or $0.9 million, compared to the prior year period. Segment Adjusted EBITDA was $36.1 million, a decrease of 3.2%, or $1.2 million, compared to the prior year period.
Foodservice
Primarily egg and potato products.
For the first quarter, net sales were $438.6 million, an increase of 23.7%, or $84.1 million, compared to the prior year period, and included $12.7 million in net sales from the Almark acquisition. Volumes increased 13.3% (including a 150 basis point benefit from Almark), driven by higher away-from-home egg and potato demand in the current year period and potato distribution gains. Egg volumes increased 6.5% (including a 190 basis point benefit from Almark) and potato volumes increased 49.7%. Segment profit was $15.1 million, an increase of 39.8%, or $4.3 million, compared to the prior year period. Segment Adjusted EBITDA was $41.3 million, an increase of 2.2%, or $0.9 million, compared to the prior year period.
Refrigerated Retail
Primarily side dish, egg, cheese and sausage products.
For the first quarter, net sales were $273.4 million, an increase of 3.9%, or $10.3 million, compared to the prior year period, and included $19.6 million in combined net sales from the Egg Beaters and Almark acquisitions. Net sales included $7.1 million and $11.5 million in the first quarter of 2022 and 2021, respectively, related to Willamette. Volumes declined 5.1%; excluding any contribution from Egg Beaters, Almark and Willamette in all periods, volumes declined 7.3%, driven primarily by capacity constraints for side dish and sausage products which resulted in certain products placed on allocation and, when compared to the prior year, caused a reduction in volumes sold. Volume information by product is disclosed in a table presented later in this release. Segment profit was $13.6 million, a decrease of 59.6%, or $20.1 million, compared to the prior year period. Segment Adjusted EBITDA was $35.6 million, a decrease of 31.3%, or $16.2 million, compared to the prior year period.
BellRing Brands
Ready-to-drink (“RTD”) protein shakes, other RTD beverages, powders and nutrition bars.
For the first quarter, net sales were $306.5 million, an increase of 8.5%, or $24.1 million, compared to the prior year period. Premier Protein net sales increased 4.5% and volumes declined 5.6%. Premier Protein net sales benefited from higher average net selling prices driven by reduced promotional activity and price increases. As discussed in previous BellRing earnings releases, capacity constraints across the broader shake contract manufacturer network have resulted in certain products placed on allocation and reduced demand-driving promotional activity which caused an expected reduction in volumes sold when compared to the prior year. Net sales for Dymatize increased 40.6%, with volumes up 8.1%, and benefited from (i) higher average net selling prices (driven by price increases and a favorable product mix), (ii) strong velocities driven in part by continued category momentum and (iii) distribution gains for both existing and new products. Net sales for all other products increased 3.2%.
For the first quarter, segment profit was $50.6 million, an increase of 5.9%, or $2.8 million, compared to the prior year period. Segment profit was negatively impacted by $2.0 million of transaction costs (related to BellRing’s separation from Post) in the first quarter of 2022 and $4.6 million of restructuring and facility closure costs in the first quarter of 2021, both of which were treated as adjustments for non-GAAP measures. Segment Adjusted EBITDA was $59.8 million, a decrease of 1.5%, or $0.9 million, compared to the prior year period. First quarter 2022 segment profit and segment Adjusted EBITDA margins were negatively impacted by a decline in gross profit margin driven by higher raw material costs (predominantly whey-based and milk-based proteins) and freight.
As of December 31, 2021, BellRing had $519.8 million in total principal value of debt and $30.4 million in cash and cash equivalents.
For further information, please refer to the BellRing first quarter fiscal year 2022 earnings release and conference call (the details of which are included later in this release).
Interest, Expense (Income) on Swaps and Income Tax
Interest expense, net was $91.2 million in the first quarter of 2022, compared to $96.6 million in the first quarter of 2021. Interest expense, net included $8.4 million and $12.8 million attributable to BellRing in the first quarter of 2022 and 2021, respectively.
Expense (income) on swaps, net relates to mark-to-market adjustments on interest rate swaps. Expense on swaps, net was $36.9 million in the first quarter of 2022, compared to income of $41.6 million in the first quarter of 2021.
Income tax benefit was $5.8 million in the first quarter of 2022, an effective income tax rate of (161.1%), compared to an expense of $23.2 million in the first quarter of 2021, an effective income tax rate of 19.0%. For the first quarter of 2022, the effective income tax rate differed significantly from the statutory tax rate primarily as a result of discrete tax benefit items related to Post’s equity method loss attributable to 8th Avenue Food & Provisions, Inc. (“8th Avenue”) and excess tax benefits for share-based payments.
Share Repurchases
During the three months ended December 31, 2021, Post repurchased 1.5 million shares for $155.0 million at an average price of $103.37 per share. At the end of the first quarter of 2022, Post had $329.7 million remaining under its share repurchase authorization.
Post’s Plan to Distribute Its Interest in BellRing to Post Shareholders
On October 27, 2021, Post and BellRing announced the signing of a transaction agreement related to Post’s previously announced plan to distribute a significant portion of its interest in BellRing to Post’s shareholders. Based on Post’s continuing review of market conditions, including the relative trading values of Post common stock and BellRing Class A common stock, Post intends to distribute 80.1% of its ownership interest in BellRing to Post shareholders via a pro-rata spin-off. Post’s wholly-owned subsidiary, BellRing Distribution, LLC (“New BellRing”) has filed registration statements with the Securities and Exchange Commission (the “SEC”) which went effective earlier today on February 3, 2022. BellRing has scheduled a special meeting of its stockholders on March 8, 2022 to vote on the proposed transaction, and Post will announce additional details about the spin-off, including the record date and distribution ratio, in the coming weeks. As discussed in more detail in

BellRing’s proxy statement, in the transaction, BellRing stockholders will receive equity in New BellRing and BellRing stockholders and Post will receive their pro rata share of an amount of cash that Post and BellRing currently anticipate to be approximately $400 million. The parties expect the distribution to be completed in the first calendar quarter of 2022, subject to certain customary conditions, including the receipt of certain tax opinions and the approval of BellRing’s stockholders (including the approval of BellRing’s stockholders other than Post). There can be no assurance that the proposed transaction will be completed as anticipated or at all.
COVID-19 Commentary
Post continues to closely monitor the impact of the COVID-19 pandemic on its business and remains focused on ensuring the health and safety of its employees and serving customers and consumers.
Post products sold through retail channels generally experienced an uplift in sales starting in March 2020, which continued through the first half of fiscal year 2021 driven by increased at-home consumption in reaction to the COVID-19 pandemic.
At the onset of the COVID-19 pandemic, Post’s foodservice business was significantly impacted by lower away-from-home demand resulting from the impact of the COVID-19 pandemic on various channels, including full service restaurants, quick service restaurants, education and travel and lodging. Since then, the recovery of Post’s foodservice volumes has been closely tracking with changes in the degree of restrictions on mobility and gathering. Volumes in certain channels and product categories have nearly fully recovered to pre-pandemic levels. Volumes in other channels impacted by the COVID-19 pandemic have recovered from low levels experienced at the height of the pandemic, but have recently plateaued at levels below pre-pandemic volumes. In the aggregate, overall foodservice volumes remain below pre-pandemic levels.
As the overall economy continues to recover from the impact of the COVID-19 pandemic, labor shortages, input and freight inflation and other supply chain disruptions, including input availability, are pressuring Post’s supply chains in all segments resulting in missed sales and higher manufacturing costs. Per unit product costs escalated as throughput declined and fixed cost absorption worsened. Service levels and fill rates remain below normal levels, and inventories are low, resulting in the placement of certain products on allocation. These factors are expected to persist in fiscal year 2022 and are dependent upon Post’s ability to adequately hire, train and retain manufacturing staff, maintain sufficient supplies of ingredients and packaging and rebuild inventory levels. Raw material, packaging, wage and freight inflation has been widespread, rapid and significant, and has put downward pressure on profit margins in all of Post’s segments. Post has taken pricing actions in all segments and expects to take further actions to mitigate these inflationary pressures.
Volume and profit recovery in Post’s foodservice business is dependent on both changes in the degree of restrictions on mobility and gathering and on the ability to navigate supply chain disruptions. Post expects its foodservice business to return to pre-pandemic profitability in fiscal year 2023. Volume growth in Post’s refrigerated retail business, most notably for side dish products, is expected to be constrained until supply chain performance has stabilized.
BellRing COVID-19 Commentary
BellRing’s primary categories returned to growth rates in line with their pre-pandemic levels in the fourth quarter of fiscal year 2020 and have remained strong in subsequent periods. As the overall economy continues to recover from the impact of the COVID-19 pandemic, input and freight inflation and labor and input availability are pressuring BellRing’s supply chain. Lower than anticipated production and delays in capacity expansion across the broader third party shake contract manufacturer network have resulted in low inventories and missed sales. Service levels and fill rates remain below normal levels, and certain products have been placed on allocation. These factors are expected to improve but persist throughout fiscal year 2022 and are dependent upon BellRing’s contract manufacturer partners’ ability to deliver committed volumes, add capacity on expected timelines, retain manufacturing staff and rebuild inventory levels. Raw material, packaging and freight inflation has been widespread, rapid and significant, and has put downward pressure on profit margins. As a result, BellRing has taken pricing actions on nearly all products.
Outlook
Post management continues to expect Adjusted EBITDA for fiscal year 2022 to be between $1.16-$1.20 billion, including BellRing for the full year.
Post management expects Post’s fiscal year 2022 capital expenditures to range between $250-$300 million. This includes approximately $40 million for the purchase of land and construction of a new facility with the intent to manufacture RTD shakes for BellRing.
Post provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for income/expense on swaps, net, noncontrolling interest adjustment, equity method investment adjustment, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities and equity securities, gain/loss on assets held for sale, gain/loss on sale of business, transaction and integration costs and other charges reflected in Post’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding Post’s non-GAAP measures, see the related explanations presented under “Post’s Use of Non-GAAP Measures.”
BellRing Outlook
For fiscal year 2022, BellRing management continues to expect net sales and Adjusted EBITDA each to grow 9%-13% over fiscal year 2021 (resulting in a net sales range of $1.36-$1.41 billion and an Adjusted EBITDA range of $255-$265 million) and capital expenditures of approximately $4 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring and facility closures costs, separation costs, net earnings attributable to redeemable noncontrolling interest and other charges reflected in BellRing’s reconciliation of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” in BellRing’s first quarter of fiscal year 2022 earnings release. BellRing, as a separate publicly-traded company, releases guidance regarding its future performance. These statements are prepared by BellRing’s management, and Post does not accept any responsibility for any such statements.
Post’s Use of Non-GAAP Measures
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and segment Adjusted EBITDA, as key metrics in the evaluation of underlying company and segment performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, Post is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of Post and its segments and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding Post’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Post Conference Call to Discuss Earnings Results and Outlook
Post will host a conference call on Friday, February 4, 2022 at 9:00 a.m. EST to discuss financial results for the first quarter of fiscal year 2022 and fiscal year 2022 outlook and to respond to questions. Robert V. Vitale, President and Chief Executive Officer, and Jeff A. Zadoks, Executive Vice President and Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (866) 342-8591 in the United States and (203) 518-9713 from outside of the United States. The conference identification number is POSTQ122. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of Post’s website at www.postholdings.com.
A replay of the conference call will be available through Friday, February 18, 2022 by dialing (800) 839-5324 in the United States and (402) 220-1521 from outside of the United States. A webcast replay also will be available for a limited period on Post’s website in the Investor Relations section.

BellRing Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Friday, February 4, 2022 at 10:30 a.m. EST to discuss financial results for the first quarter of fiscal year 2022 and fiscal year 2022 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by dialing (866) 518-6930 in the United States and (203) 518-9822 from outside of the United States. The conference identification number is BRBRQ122. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website.
A replay of the conference call will be available through Friday, February 18, 2022 by dialing (800) 839-8318 in the United States and (402) 220-6071 from outside of the United States. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what Post’s and BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Additional Information Regarding the Proposed Distribution of Post’s Interest in BellRing and Where to Find It
This release does not constitute an offer to sell, the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, New BellRing has filed a registration statement of New BellRing on Form S-4 (File No. 333-261741) with the SEC, which contains a prospectus of New BellRing and a definitive proxy statement of BellRing, dated February 3, 2022, and a registration statement of New BellRing on Form S-4/S-1 (File No. 333-261873) with the SEC, which contains a prospectus of New BellRing, dated January 31, 2022. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENTS/ PROSPECTUSES, PROXY STATEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, ANY AMENDMENTS TO THESE FILINGS, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NEW BELLRING, BELLRING AND THE PROPOSED TRANSACTION. The registration statements were declared effective by the SEC on February 3, 2022, and a definitive proxy statement/prospectus will be mailed on or about February 3, 2022 to stockholders of BellRing seeking that such stockholders adopt the definitive agreement for the proposed transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge from the SEC’s website, www.sec.gov, Post’s website, www.postholdings.com, or BellRing’s website, www.bellring.com.
The transaction and distribution of this release may be restricted by law in certain jurisdictions and persons who come into possession of any document or other information referred to herein should inform themselves about and observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. No offering of securities will be made, directly or indirectly, in or into any jurisdiction where to do so would be inconsistent with the laws of such jurisdiction.
Participants in a Solicitation
Post, BellRing, New BellRing and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from BellRing’s stockholders with respect to the approvals required to complete the proposed transaction. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the proposed transaction, by security holdings or otherwise, is set forth in BellRing’s definitive proxy statement filed with the SEC. Information regarding the directors and executive officers of Post is available in its definitive proxy statement, which was filed with the SEC on December 6, 2021. Information regarding the directors and executive officers of BellRing is available in its definitive proxy statement, which was filed with the SEC on

December 29, 2021, and its definitive proxy statement relating to the proposed transaction, which was filed with the SEC on February 3, 2022. Free copies of these documents may be obtained as described above.
Forward-Looking Statements
Certain matters discussed in this release and on Post’s conference call are forward-looking statements, including Post’s Adjusted EBITDA outlook for fiscal year 2022, Post’s capital expenditure outlook for fiscal year 2022, including statements regarding the purchase of land and construction of a new facility to manufacture RTD shakes, statements regarding the effect of the COVID-19 pandemic on Post’s business, including the effect on BellRing’s business, Post’s and BellRing’s continuing response to the COVID-19 pandemic, the proposed transaction between Post and BellRing for the distribution of a significant portion of Post’s interest in BellRing to Post’s shareholders, including the amount of BellRing equity Post intends to distribute, the form of the distribution, the amount of cash Post and BellRing currently anticipate to be distributed to BellRing stockholders and Post, and the expected timing of the completion of the proposed transaction and BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2022. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•the impact of the COVID-19 pandemic, including negative impacts on Post’s ability to manufacture and deliver its products, workforce availability, the health and safety of Post’s employees, operating costs, demand for its foodservice and on-the-go products, the global economy and capital markets and Post’s operations generally;
•Post’s high leverage, Post’s ability to obtain additional financing (including both secured and unsecured debt), Post’s ability to service its outstanding debt (including covenants that restrict the operation of Post’s businesses) and a downgrade or potential downgrade in Post’s credit ratings;
•disruptions or inefficiencies in Post’s supply chain, including as a result of Post’s reliance on third parties for the supply of materials for, and the manufacture of, many of Post’s products, pandemics (including the COVID-19 pandemic) and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, climate change, agricultural diseases and pests and other events beyond Post’s control;
•significant volatility in the cost or availability of inputs to Post’s businesses (including freight, raw materials, energy and other supplies);
•Post’s ability to hire and retain talented personnel, increases in labor-related costs, the ability of Post’s employees to safely perform their jobs, including the potential for physical injuries or illness (such as COVID-19), employee absenteeism, labor strikes, work stoppages and unionization efforts;
•Post’s ability to continue to compete in its product categories and Post’s ability to retain its market position and favorable perceptions of its brands;
•Post’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•changes in economic conditions, disruptions in the United States (the “U.S.”) and global capital and credit markets, changes in interest rates, volatility in the market value of derivatives and fluctuations in foreign currency exchange rates;
•allegations that Post’s products cause injury or illness, product recalls and withdrawals and product liability claims and other related litigation;
•Post’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•Post’s ability to successfully execute the proposed distribution of its interest in BellRing and realize the strategic and financial benefits from the proposed transactions;
•the possibility that PHPC, a publicly-traded special purpose acquisition company in which Post indirectly owns an interest (through PHPC Sponsor, LLC, Post’s wholly-owned subsidiary), may not consummate a suitable partnering transaction within the prescribed two-year time period, that the partnering transaction may not be successful or that the activities for PHPC could be distracting to Post’s management;
•conflicting interests or the appearance of conflicting interests resulting from several of Post’s directors and officers also serving as directors or officers of one or more of Post’s related companies;
•impairment in the carrying value of goodwill or other intangibles, or other-than-temporary impairment in the carrying value of investments in unconsolidated subsidiaries;
•Post’s ability to successfully implement business strategies to reduce costs;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting Post’s businesses, including current and future laws and regulations regarding tax matters, food safety, advertising and labeling, animal feeding and housing operations and environmental matters;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•the failure or weakening of the RTE cereal category and consolidations in the retail and foodservice distribution channels;
•the ultimate impact litigation or other regulatory matters may have on Post;
•costs, business disruptions and reputational damage associated with information technology failures, cybersecurity incidents or information security breaches;
•Post’s ability to successfully collaborate with third parties that have invested with Post in 8th Avenue and to effectively realize the strategic and financial benefits expected as a result of the separate capitalization of 8th Avenue;
•costs associated with the obligations of Bob Evans Farms, Inc. (“Bob Evans”) in connection with the sale and separation of its restaurants business in April 2017, which occurred prior to Post’s acquisition of Bob Evans, including certain indemnification obligations under the restaurants sale agreement and Bob Evans’s payment and performance obligations as a guarantor for certain leases;
•Post’s ability to protect its intellectual property and other assets and to continue to use third party intellectual property subject to intellectual property licenses;
•the ability of Post’s and its customers’, and 8th Avenue’s and its customers’, private brand products to compete with nationally branded products;
•risks associated with Post’s international businesses;
•changes in estimates in critical accounting judgments;
•losses or increased funding and expenses related to Post’s qualified pension or other postretirement plans;
•significant differences in Post’s, 8th Avenue’s and BellRing’s actual operating results from any of Post’s guidance regarding Post’s and 8th Avenue’s future performance and BellRing’s guidance regarding its future performance;
•Post’s, BellRing’s and PHPC’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002; and
•other risks and uncertainties described in Post’s, BellRing’s and PHPC’s filings with the SEC.

These forward-looking statements represent Post’s judgment as of the date of this release except with respect to BellRing’s guidance regarding its future performance, which represents BellRing’s judgment as of the date of this release. Post disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@postholdings.com
(314) 644-7665
Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2021	2020
Net Sales	$1,643.7	$1,458.0
Cost of goods sold	1,219.7	1,002.6
Gross Profit	424.0	455.4
Selling, general and administrative expenses	257.3	251.1
Amortization of intangible assets	41.4	40.6
Other operating income, net	(3.4)	(2.6)
Operating Profit	128.7	166.3
Interest expense, net	91.2	96.6
Expense (income) on swaps, net	36.9	(41.6)
Other income, net	(3.0)	(10.8)
Earnings before Income Taxes and Equity Method Loss	3.6	122.1
Income tax (benefit) expense	(5.8)	23.2
Equity method loss, net of tax	18.6	7.9
Net (Loss) Earnings Including Noncontrolling Interests	(9.2)	91.0
Less: Net earnings attributable to noncontrolling interests	11.6	9.8
Net (Loss) Earnings	$(20.8)	$81.2

(Loss) Earnings per Common Share:
Basic	$(0.25)	$1.24
Diluted	$(0.25)	$1.21

Weighted-Average Common Shares Outstanding:
Basic	62.5	65.7
Diluted	62.5	66.9

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	December 31, 2021	September 30, 2021

ASSETS
Current Assets
Cash and cash equivalents	$1,158.0	$817.1
Restricted cash	2.1	7.1
Receivables, net	531.8	553.9
Inventories	621.6	594.5
Prepaid expenses and other current assets	121.5	113.5
Total Current Assets	2,435.0	2,086.1

Property, net	1,769.0	1,839.4
Goodwill	4,566.7	4,567.5
Other intangible assets, net	3,097.2	3,147.5
Equity method investments	51.9	70.7
Investments held in trust	345.0	345.0
Other assets	348.1	358.5
Total Assets	$12,612.9	$12,414.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$36.1	$117.4
Accounts payable	426.0	473.7
Other current liabilities	479.3	458.1
Total Current Liabilities	941.4	1,049.2

Long-term debt	7,429.0	6,922.8
Deferred income taxes	838.4	863.9
Other liabilities	527.5	519.6
Total Liabilities	9,736.3	9,355.5

Redeemable Noncontrolling Interest	305.0	305.0

Shareholders’ Equity
Common stock	0.9	0.9
Additional paid-in capital	4,247.7	4,253.5
Retained earnings	326.6	347.3
Accumulated other comprehensive income	48.1	42.9
Treasury stock, at cost	(2,057.2)	(1,902.2)
Total Shareholders’ Equity Excluding Noncontrolling Interests	2,566.1	2,742.4
Noncontrolling interests	5.5	11.8
Total Shareholders’ Equity	2,571.6	2,754.2
Total Liabilities and Shareholders’ Equity	$12,612.9	$12,414.7

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2021	2020
Cash provided by (used in):
Operating activities	$106.1	$114.5
Investing activities, including capital expenditures of $57.9 and $53.9	3.2	(41.5)
Financing activities	227.4	(154.5)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.8)	6.6
Net increase (decrease) in cash, cash equivalents and restricted cash	$335.9	$(74.9)

SEGMENT INFORMATION (Unaudited)
(in millions)

	Three Months Ended December 31,
	2021	2020
Net Sales
Post Consumer Brands	$507.3	$445.0
Weetabix	118.6	113.5
Foodservice	438.6	354.5
Refrigerated Retail	273.4	263.1
BellRing Brands	306.5	282.4
Eliminations	(0.7)	(0.5)
Total	$1,643.7	$1,458.0
Segment Profit
Post Consumer Brands	$71.3	$70.5
Weetabix	27.2	28.1
Foodservice	15.1	10.8
Refrigerated Retail	13.6	33.7
BellRing Brands	50.6	47.8
Total segment profit	177.8	190.9
General corporate expenses and other	46.1	13.8
Interest expense, net	91.2	96.6
Expense (income) on swaps, net	36.9	(41.6)
Earnings before Income Taxes and Equity Method Loss	$3.6	$122.1

SUPPLEMENTAL REFRIGERATED RETAIL SEGMENT INFORMATION (Unaudited)
The below table presents volume percentage changes for the current quarter compared to the prior year quarter for products within the Refrigerated Retail segment.

Product	Volume Percentage Change
All (1)	(5.1%)
Side dishes	(12.3%)
Egg (2)	20.0%
Cheese	(8.2%)
Sausage	(10.9%)

(1) Excluding any contribution from Egg Beaters, Almark and Willamette in all periods, volume percentage change was (7.3%).
(2) Excluding any contribution from Egg Beaters, Almark and Willamette in all periods, volume percentage change was 26.7%.

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
Post uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include total segment profit, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and segment Adjusted EBITDA. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Total segment profit
Total segment profit represents the aggregation of the segment profit for each of Post’s reportable segments, which for all segments excluding BellRing Brands is each segment’s earnings/loss before income taxes and equity method earnings/loss before impairment of property, goodwill and other intangible assets, facility closure related costs, restructuring expenses, gain/loss on assets and liabilities held for sale, gain/loss on sale of businesses and facilities, gain on/adjustment to bargain purchase, interest expense and other unallocated corporate income and expenses. Segment profit for BellRing Brands, as it is a publicly-traded company, is its operating profit. Post believes total segment profit is useful to investors in evaluating Post’s operating performance because it facilitates period-to-period comparison of results of segment operations.
Adjusted net earnings and Adjusted diluted earnings per common share
Post believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating Post’s operating performance because they exclude items that affect the comparability of Post’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Income/expense on swaps, net: Post has excluded the impact of mark-to-market adjustments on interest rate swaps due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to estimates of fair value and economic conditions and as the amount and frequency of such adjustments are not consistent.
b.Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities: Post has excluded the impact of mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
c.Accelerated amortization: Post has excluded non-cash accelerated amortization charges recorded in connection with the discontinuation of certain brands as the amount and frequency of such charges are not consistent. Additionally, Post believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
d.Provision for legal settlements: Post has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as Post believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
e.Gain/loss on assets held for sale: Post has excluded gains and losses recorded to adjust the carrying value of facilities and other assets classified as held for sale as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
f.Mark-to-market adjustments on equity securities: Post has excluded the impact of mark-to-market adjustments on investments in equity securities due to the inherent volatility associated with such amounts based on changes in market pricing variations and as the amount and frequency of such adjustments are not consistent. Additionally, these adjustments are primarily non-cash items and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
g.Gain/loss on sale of business: Post has excluded gains and losses recorded on divestitures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
h.Restructuring and facility closure costs, including accelerated depreciation: Post has excluded certain costs associated with facility closures as the amount and frequency of such adjustments are not consistent. Additionally, Post believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.

i.Transaction costs and integration costs: Post has excluded transaction costs related to professional service fees and other related costs associated with signed and closed business combinations and divestitures, costs associated with setting up a special purpose acquisition company and integration costs incurred to integrate acquired or to-be-acquired businesses as Post believes that these exclusions allow for more meaningful evaluation of Post’s current operating performance and comparisons of Post’s operating performance to other periods. Post believes such costs are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post or the performance of the divested assets, and such costs are not factored into management’s evaluation of potential acquisitions or Post’s performance after completion of an acquisition or the evaluation to divest an asset or set up a special purpose acquisition entity. In addition, the frequency and amount of such charges varies significantly based on the size and timing of the transaction and the maturity of the businesses being acquired or divested. Also, the size, complexity and/or volume of past transactions, which often drive the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of future transactions. By excluding these expenses, management is better able to evaluate Post’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for Post. Furthermore, Post believes that the adjustments of these items more closely correlate with the sustainability of Post’s operating performance. Post also has excluded certain expenses incurred (i) to effect BellRing’s separation from Post, (ii) in connection with Post’s plan to distribute Post’s interest in BellRing and (iii) to support BellRing’s transition into a separate stand-alone, publicly-traded entity, as the amount and frequency of such expenses are not consistent. Additionally, Post believes that these separation costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of Post’s or the BellRing Brands segment’s current operating performances or comparisons of Post’s or the BellRing Brands segment’s operating performances to other periods.
j.Gain on/adjustment to bargain purchase: Post has excluded gains recorded for acquisitions in which the fair value of the assets acquired exceeded the purchase price and adjustments to such gains as such amounts are inconsistent in amount and frequency. Post believes such gains and adjustments are generally not relevant to assessing or estimating the long-term performance of acquired assets as part of Post, and such amounts are not factored into the performance of acquisitions after their completion.
k.Advisory income: Post has excluded advisory income received from 8th Avenue as Post believes such income does not contribute to a meaningful evaluation of Post’s current operating performance or comparisons of Post’s operating performance to other periods.
l.Foreign currency gain/loss on intercompany loans: Post has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating Post’s performance to allow for more meaningful comparisons of performance to other periods.
m.Noncontrolling interest adjustment: Post has included an adjustment to reflect the removal of the portion of the non-GAAP adjustments related to BellRing and PHPC which are attributable to noncontrolling interest in the calculation of Adjusted net earnings and Adjusted diluted net earnings per common share.
n.Income tax effect on adjustments: Post has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as Post believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA and segment Adjusted EBITDA
Post believes that Adjusted EBITDA is useful to investors in evaluating Post’s operating performance and liquidity because (i) Post believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of Post’s and BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as Post and BellRing Brands, LLC are required to comply with certain covenants and limitations that are based on variations of EBITDA in their respective financing documents. Post believes that segment Adjusted EBITDA is useful to investors in evaluating Post’s operating performance because it allows for assessment of the operating performance of each reportable segment. Management uses Adjusted EBITDA to provide forward-looking guidance and uses Adjusted EBITDA and segment Adjusted EBITDA to forecast future results.
Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for income tax expense/benefit, interest expense, net and depreciation and amortization including accelerated depreciation and amortization, and the following adjustments discussed above: income/expense on swaps, net, mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities, provision for legal settlements, gain/loss on assets held for sale, mark-to-market adjustments on equity securities, gain/loss on sale of business, restructuring and facility closure costs excluding accelerated depreciation, transaction costs and integration costs, gain on/adjustment to bargain purchase, advisory income and foreign currency gain/loss on intercompany loans. Additionally, Adjusted EBITDA and segment Adjusted EBITDA reflect adjustments for the following items:
o.Stock-based compensation: Post’s and BellRing’s compensation strategies include the use of stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with shareholders’ and stockholders’ investment interests, respectively. After the BellRing initial public offering, BellRing continues to be charged for Post stock-based compensation through the master services agreement with Post. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing Class A common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. Post has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of Post’s and BellRing’s operating performances to other periods.
p.Noncontrolling interest adjustment: Post has included adjustments for (i) the portion of BellRing’s and PHPC’s consolidated net earnings/loss which was allocated to noncontrolling interest, resulting in Adjusted EBITDA including 100% of the consolidated Adjusted EBITDA of the BellRing Brands and PHPC businesses, as Post believes this basis contributes to a more meaningful evaluation of the consolidated operating company performance and (ii) income tax expense/benefit, interest expense, net and depreciation and amortization for Post’s consolidated Weetabix investment which is attributable to the noncontrolling owners of the consolidated Weetabix investment.
q.Equity method investment adjustment: Post has included adjustments for the 8th Avenue equity investment loss and Post’s portion of income tax expense/benefit, interest expense, net and depreciation and amortization for its unconsolidated Weetabix investment accounted for using equity method accounting.

RECONCILIATION OF NET (LOSS) EARNINGS AVAILABLE TO COMMON SHAREHOLDERS
TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended December 31,
	2021	2020
Net (Loss) Earnings Available to Common Shareholders	$(20.8)	$81.2
Dilutive impact of BellRing net earnings	(0.1)	—

Adjustments:
Expense (income) on swaps, net	36.9	(41.6)
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	1.7	(14.9)
Accelerated amortization	—	0.4
Provision for legal settlements	—	15.0
Gain on assets held for sale	(9.8)	(0.6)
Mark-to-market adjustments on equity securities	0.9	(7.9)
Loss on sale of business	6.7	—
Restructuring and facility closure costs, including accelerated depreciation	5.4	5.0
Transaction costs	4.6	1.1
Integration costs	4.3	—
Adjustment to bargain purchase	—	2.3
Advisory income	(0.1)	(0.1)
Foreign currency loss (gain) on intercompany loans	0.2	(0.3)
Noncontrolling interest adjustment	(0.2)	(1.4)
Total Net Adjustments	50.6	(43.0)
Income tax effect on adjustments (1)	(11.3)	9.9
Adjusted Net Earnings	$18.4	$48.1

(1) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps and adjustment to bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Adjustment to bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING
TO ADJUSTED WEIGHTED-AVERAGE DILUTED SHARES OUTSTANDING (Unaudited)
(in millions)

	Three Months Ended December 31,
	2021	2020
Weighted-average shares for diluted (loss) earnings per share	62.5	66.9
Effect of securities that were anti-dilutive for diluted (loss) earnings per share:
Stock options	0.3	—
Restricted stock unit awards	0.3	—
Adjusted weighted-average shares for adjusted diluted earnings per share	63.1	66.9

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended December 31,
	2021	2020
Diluted (Loss) Earnings per Common Share	$(0.25)	$1.21
Adjustment to Basic and Diluted (Loss) Earnings per Common Share for impact of redeemable noncontrolling interest (1)	(0.08)	—
Adjustment to Diluted (Loss) Earnings per Common Share (2)	—	—
Adjusted Diluted (Loss) Earnings per Common Share, as calculated using adjusted weighted-average diluted shares (2)	(0.33)	1.21

Adjustments (3):
Expense (income) on swaps, net	0.58	(0.62)
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	0.03	(0.22)
Accelerated amortization	—	0.01
Provision for legal settlements	—	0.22
Gain on assets held for sale	(0.16)	(0.01)
Mark-to-market adjustments on equity securities	0.01	(0.12)
Loss on sale of business	0.11	—
Restructuring and facility closure costs, including accelerated depreciation	0.09	0.07
Transaction costs	0.07	0.02
Integration costs	0.07	—
Adjustment to bargain purchase	—	0.03
Noncontrolling interest adjustment	—	(0.02)
Total Net Adjustments	0.80	(0.64)
Income tax effect on adjustments (4)	(0.18)	0.15
Adjusted Diluted Earnings per Common Share	$0.29	$0.72

(1) Represents the exclusion of the portion of the PHPC deemed dividend (which represents remeasurements to the redemption value of the redeemable noncontrolling interest) that exceeded fair value which was treated as an adjustment to income available to common shareholders for basic and diluted earnings per share. Post believes this exclusion allows for more meaningful comparison of performance to other periods.

(2) Represents the effect of the change in adjusted weighted-average diluted shares (as reconciled in the prior table), after consideration of the adjustment for the impact of redeemable noncontrolling interest and the adjustments presented in this table.

(3) Per share adjustments are based on adjusted weighted-average diluted shares (as reconciled in the prior table).
(4) For all periods, income tax effect on adjustments was calculated on all items, except income/expense on swaps, net and adjustment to bargain purchase, using a rate of 24.5%, the sum of Post’s U.S. federal corporate income tax rate plus Post’s blended state income tax rate, net of federal income tax benefit. Income tax effect for income/expense on swaps, net was calculated using a rate of 21.5%. Adjustment to bargain purchase was calculated using a rate of 0.0%.

RECONCILIATION OF NET (LOSS) EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended December 31,
	2021	2020
Net (Loss) Earnings	$(20.8)	$81.2
Income tax (benefit) expense	(5.8)	23.2
Interest expense, net	91.2	96.6
Depreciation and amortization, including accelerated depreciation and amortization	101.7	94.1
Expense (income) on swaps, net	36.9	(41.6)
Stock-based compensation	16.2	13.9
Noncontrolling interest adjustment	11.2	9.5
Equity method investment adjustment	18.6	8.0
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	1.7	(14.9)
Provision for legal settlements	—	15.0
Gain on assets held for sale	(9.8)	(0.6)
Mark-to-market adjustments on equity securities	0.9	(7.9)
Loss on sale of business	6.7	—
Restructuring and facility closure costs, excluding accelerated depreciation	5.4	4.9
Transaction costs	4.6	1.1
Integration costs	4.3	—
Adjustment to bargain purchase	—	2.3
Advisory income	(0.1)	(0.1)
Foreign currency loss (gain) on intercompany loans	0.2	(0.3)
Adjusted EBITDA	$263.1	$284.4
Adjusted EBITDA as a percentage of Net Sales	16.0%	19.5%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2021
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$71.3	$27.2	$15.1	$13.6	50.6	$—	$177.8
General corporate expenses and other	—	—	—	—	—	(46.1)	(46.1)
Other income, net	—	—	—	—	—	(3.0)	(3.0)
Operating Profit	71.3	27.2	15.1	13.6	50.6	(49.1)	128.7
Other income, net	—	—	—	—	—	3.0	3.0
Depreciation and amortization, including accelerated depreciation	33.8	9.3	32.0	20.3	5.3	1.0	101.7
Stock-based compensation	—	—	—	—	2.0	14.2	16.2
Noncontrolling interest adjustment	—	(0.4)	—	—	—	—	(0.4)
Mark-to-market adjustments on commodity and foreign exchange hedges and warrant liabilities	—	—	(5.8)	—	(0.3)	7.8	1.7
Gain on assets held for sale	—	—	—	—	—	(9.8)	(9.8)
Mark-to-market adjustments on equity securities	—	—	—	—	—	0.9	0.9
Loss on sale of business	—	—	—	—	—	6.7	6.7
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	—	5.4	5.4
Transaction costs	—	—	—	—	2.0	2.6	4.6
Integration costs	2.6	—	—	1.7	—	—	4.3
Advisory income	—	—	—	—	—	(0.1)	(0.1)
Foreign currency loss on intercompany loans	—	—	—	—	0.2	—	0.2
Adjusted EBITDA	$107.7	$36.1	$41.3	$35.6	$59.8	$(17.4)	$263.1
Adjusted EBITDA as a percentage of Net Sales	21.2%	30.4%	9.4%	13.0%	19.5%	—	16.0%

RECONCILIATION OF SEGMENT PROFIT TO ADJUSTED EBITDA (Unaudited)
THREE MONTHS ENDED DECEMBER 31, 2020
(in millions)

	Post Consumer Brands	Weetabix	Foodservice	Refrigerated Retail	BellRing Brands	Corporate/ Other	Total
Segment Profit	$70.5	$28.1	$10.8	$33.7	$47.8	$—	$190.9
General corporate expenses and other	—	—	—	—	—	(13.8)	(13.8)
Other income, net	—	—	—	—	—	(10.8)	(10.8)
Operating Profit	70.5	28.1	10.8	33.7	47.8	(24.6)	166.3
Other income, net	—	—	—	—	—	10.8	10.8
Depreciation and amortization, including accelerated depreciation and amortization	28.2	9.4	30.7	18.1	6.7	1.0	94.1
Stock-based compensation	—	—	—	—	1.9	12.0	13.9
Noncontrolling interest adjustment	—	(0.3)	—	—	—	—	(0.3)
Equity method investment adjustment	—	0.1	—	—	—	—	0.1
Mark-to-market adjustments on commodity and foreign exchange hedges	—	—	(1.1)	—	—	(13.8)	(14.9)
Provision for legal settlements	15.0	—	—	—	—	—	15.0
Gain on assets held for sale	—	—	—	—	—	(0.6)	(0.6)
Mark-to-market adjustments on equity securities	—	—	—	—	—	(7.9)	(7.9)
Restructuring and facility closure costs, excluding accelerated depreciation	—	—	—	—	4.6	0.3	4.9
Transaction costs	—	—	—	—	—	1.1	1.1
Adjustment to bargain purchase	—	—	—	—	—	2.3	2.3
Advisory income	—	—	—	—	—	(0.1)	(0.1)
Foreign currency gain on intercompany loans	—	—	—	—	(0.3)	—	(0.3)
Adjusted EBITDA	$113.7	$37.3	$40.4	$51.8	$60.7	$(19.5)	$284.4
Adjusted EBITDA as a percentage of Net Sales	25.6%	32.9%	11.4%	19.7%	21.5%	—	19.5%